NEW CENTURY PORTFOLIOS
 (the “Trust”)

Code of Ethics for Principal Executive and
 Principal Financial Officers

I.	Covered Officers/Purpose of the Code.

This code of ethics (the “Code”) applies to the Trust’s Principal Executive Officer and Principal Financial Officer (the “Covered Officers,” each of whom are set forth in Exhibit A) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”) and in other public communications made by the Trust;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual, as well as apparent, conflicts of interest.

II.	Covered Officers Should Handle Ethically Any Actual or Apparent Conflict of Interest.

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940, as amended (the “1940 Act”) and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of certain securities or other property) with the Trust because of their status as “affiliated persons” of the Trust. The Trust and its investment adviser and principal underwriter have compliance programs and procedures that are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace those programs and procedures, and such conflicts fall outside of the parameters of this Code.1

[1]
The Trust is subject to a separate Code of Ethics (the “17j-1 Code”) that complies with the requirements of the 1940 Act and the rules promulgated thereunder. and Weston Financial Group, Inc., the Trust’s investment adviser (“Weston Financial”), and Weston Securities Corporation, the Trust’s principal underwriter (“Weston Securities”), are subject to a separate Code of Ethics and Statement on Insider Trading (the “Adviser’s Code”) that conforms to the requirements imposed on investment advisers and principal underwriters under the 1940 Act, the Advisers Act, and the rules promulgated thereunder. In addition, Weston Financial and Weston Securities are also subject to the Code of Ethics and Standards of Personal Conduct (the “Bancorp Code”) of Washington Trust Bancorp, Inc. (the “Bancorp”), as applicable to all subsidiaries of the Bancorp.  The 17j-1 Code, Adviser’s Code and the Bancorp Code address additional topics, have separate reporting and clearance requirements, different definitions, and apply to additional persons.  To the extent applicable, Covered Persons are required to adhere to the requirements of this Code and the requirements of the 17j-1 Code, Adviser’s Code and the Bancorp Code. Section V of this Code deals with situations where this Code may conflict with the provisions of such other codes.

The Covered Officers are also officers and/or employees of the Trust’s investment adviser, Weston Financial Group, Inc. Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trust and its investment adviser. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the investment adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the investment adviser and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the investment adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board of Directors of the Trust (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

* * * *

Each Covered Officer must not:

•
use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

•	cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust; and

•
use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some conflict-of-interest situations that require approval by the Chief Compliance Officer of the Trust2 or the Board. There are other such situations that warrant disclosure to the Board, if material. Examples of these include:3

•
service as a director on the board of any public company must be approved in writing by the Board based upon a determination that such other board service would not be inconsistent with the interests of the Trust or its shareholders;

•	the receipt of any gifts of more than a de minimis value;

•
the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•
any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than its investment adviser, principal underwriter, administrator, or any affiliated person thereof; and

•
a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment with the Trust, the investment adviser, broker-dealer or insurance agency, such as compensation or equity ownership.

III.	Disclosure and Compliance.

•	Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Trust;

•
Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to other persons, whether within or outside the Trust, including to the Board and auditors, and to governmental regulators and self-regulatory organizations;

•
Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust and the investment adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC, and in other public communications made by the Trust; and

[2]
If the Trust’s Chief Compliance Officer is a Covered Officer, the issue should be discussed with another appropriate party.  Examples of other appropriate parties are persons associated with the Trust that have sufficient status within the Trust to engender respect for the Code and the authority to adequately deal with the Covered Officers subject to the Code regardless of their stature in the Trust.  For example, it may be appropriate to deal with a partner of the Trust’s investment adviser.  Another example would be an attorney employed at a law firm serving as counsel to the Trust and to the members of the Board who are not “interested persons,” as that term is defined in the 1940 Act (“Independent Trustees”).  An additional example would be the members of the Trust’s Audit Committee.

[3]
Any activity or relationship that would present a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer’s family engages in such an activity or has such a relationship.

•	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability.

Each Covered Officer must:

•	upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code;

•	annually thereafter affirm in writing to the Board that he or she has complied with the requirements of this Code;

•	not retaliate against any other Covered Officer or any employees of the Trust or their affiliated persons for reports of potential violations that are made in good faith; and

•	notify the Audit Committee of the Trust (the “Audit Committee”) promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Chief Compliance Officer of the Trust is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.4 However, any approvals or waivers5 sought by the Principal Executive Officer will be considered by the Audit Committee.

The Trust will follow these procedures in investigating and enforcing this Code:

•	the Chief Compliance Officer will take all appropriate action to investigate any potential violations reported to her;

•	if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer is not required to take any further action;

•	any matter that the Chief Compliance Officer believes is a violation will be reported to the Audit Committee;

•
if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the entire Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

•	the Audit Committee will be responsible for granting waivers, as appropriate; and

[4]
The Chief Compliance Officer is authorized to consult, as appropriate, with the partners of the Trust’s investment adviser, the Audit Committee, counsel to such Trust and counsel to the Independent Trustees, and is encouraged to do so.

[5]
Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures.

This Code shall be the sole code of ethics adopted by the Trust for the purposes of Section 406 of the Sarbanes−Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust, the Bancorp, Weston Financial, Weston Securities, or any other service provider govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The requirements contained in the 17j-1 Code, Adviser’s Code and the Bancorp Code., and any requirements contained in the more detailed policies and procedures of the Bancorp, Weston Financial, Weston Securities, and any other service providers are considered separate additional requirements, including where applicable to the Covered Officers, and are not part of this Code.

VI.	Amendments.

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board.

VII.	Confidentiality.

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel.

VIII.	Internal Use.

The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of the Trust, as to any fact, circumstance, or legal conclusion.

Adopted on September 18, 2003, Amended January 25, 2016

EXHIBIT A

Persons Covered by this Code of Ethics

Nicole M. Tremblay	President, Chief Executive Officer, Chief Compliance Officer
Stephen G. DaCosta	Chief Financial Officer and Treasurer

A-1